EXHIBIT 10.17

AMENDMENT AND RESTATEMENT OF AGREEMENT BETWEEN NORTHEAST UTILITIES AND JAMES A. MUNTZ

THIS AMENDMENT AND RESTATEMENT of the Agreement by and between Northeast Utilities System Companies (the “Company”) and James A. Muntz (“Executive”) dated as of December 7, 2001 and as amended by a Memorandum of Agreement dated January 9, 2003 (the “Agreement”) shall become effective as of January 1, 2009.

WHEREAS, the Company and Executive entered into the Agreement effective as of December 7, 2001; and

WHEREAS, the Company and Executive amended the Agreement by a

Memorandum of Agreement effective as of January 9, 2003; and

WHEREAS, the Company and Executive desire to amend and restate the Agreement in its entirety to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective January 1, 2009 and in certain other respects.

NOW, THEREFORE, in consideration of the foregoing, the Company and

Executive hereby agree as follows:

1.

Definitions.  The terms used in this Agreement shall have the meanings provided below:

“Actuarial Equivalent” or “Actuarial Equivalency” shall be computed on the basis of the actuarial assumptions specified in the NUSCO Retirement Plan.

“Annuity” shall mean a form of benefit payment that (a) provides a series of substantially  equal periodic payments, payable not less frequently than annually, for Executive’s life (or life expectancy) or the joint lives (or life expectancies) of

Executive and Executive’s spouse; and (b) is Actuarially Equivalent to a straight life annuity.

“Annuity Starting Date” shall mean the date of termination of Executive’s employment.

“Base Compensation” shall mean Executive’s annualized base rate of salary received by Executive in all capacities with the Company, immediately preceding Executive’s termination of employment.

“Cause” shall have the meaning provided in the Special Severance Program for

Officers.

“Change of Control” shall have the meaning provided in the Special Severance

Program for Officers.

“Compensation” shall have the meaning provided in the NUSCO Retirement Plan.

“Credited Service” shall mean Executive’s years of service for purposes of calculating his accrued benefit under the NUSCO Retirement Plan or the Supplemental Plan, as the case may be.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“NUSCO Retirement Plan” or “Qualified Plan” shall mean the qualified pension plan maintained by the Company, as the same may be amended from time to time.

“Offset” shall mean the applicable dollar amount set forth in Table A attached to this Agreement.

“Special Lump Sum Payment” shall mean the benefit payable to Executive pursuant to Section 4 of this Agreement.

“Special Severance Program for Officers” shall mean the Special Severance Program for Officers of Northeast Utilities System Companies, as the same may be amended from time to time.

“Special Supplemental Annuity” shall mean the benefit payable to Executive pursuant to Section 2 of this Agreement.

“Specified Employee” shall mean a Vice President or more senior officer of the

Company.

“Supplemental Plan” shall mean the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies, as the same may be amended from time to time.

“Termination upon a Change of Control” shall have the meaning provided in the

Special Severance Program for Officers.

2.

Special Supplemental Annuity.

In the event of the termination of Executive’s employment for any reason other than Cause on or after he attains age 55, Executive will be entitled, in addition to any benefits due to him under the NUSCO Retirement Plan and under the Supplemental Plan under the provisions of those plans, to a Special Supplemental Annuity providing an annual benefit equal to the excess of (a) over (b) where:

(a)

is whichever of the following benefits is applicable:

(i) if Executive is eligible for a benefit under the Supplemental Plan, that benefit with his Qualified Plan benefit both payable in the form of a life annuity as of Executive’s Annuity Starting Date, but determined by: reducing (A) by (B) where (A) is the sum of the Supplemental Plan benefit and the Qualified Plan benefit that would be due to Executive after increasing Executive’s Credited Service by twenty-one years for purposes of calculating the benefit due to Executive under both plans, and (B) is the benefit under these plans without the addition of twenty-one years of Credited Service;

(ii) if Executive is not eligible for benefits under the Supplemental Plan, the annual benefit due to Executive under the Qualified Plan payable in the form of a life annuity as of Executive’s Annuity Starting Date determined by: (A) increasing Executive’s Credited Service by twenty-one years; (B) increasing Executive’s annual compensation under that plan by amounts deferred by Executive under the Northeast Utilities Deferred Compensation Plan for Executives or any other plan maintained by the Company that is not qualified under the Code; and (C) reducing the annual benefit actually payable to Executive under the Qualified Plan as of Executive’s Annuity Starting Date determined as a life annuity and without such increases; and

(b)

is the applicable Offset, expressed as an annual benefit, as set forth in

Table A attached hereto.

The calculation of benefits payable under this Paragraph 2 shall be determined substantially in accordance with the sample calculation set forth in Addendum 1 to this Agreement.

3.

Time and Form of Payment of Special Supplemental Annuity.

If Executive is entitled to a benefit under the Supplemental Plan, payment of his Special Supplemental Annuity shall be made at the same time and in the same form as his Supplemental Plan benefit.  If Executive is not entitled to a benefit under the Supplemental Plan, payment of his Special Supplemental Annuity shall be made in the form of any Annuity available under the NUSCO Retirement Plan that is Actuarially Equivalent to a straight life annuity, provided that such election is filed with the Company on such form as the Company may require before any Annuity payment has been made under this Agreement. In the absence of any such election, payment shall be made in the form of a life annuity if Executive is unmarried on the Annuity Starting Date and, in the event that Executive is married on the Annuity Starting Date, in the form of an Actuarially Equivalent 50% joint and survivor annuity with Executive’s spouse as the joint annuitant.  Payment of such Annuity will commence within 15 days after Executive’s Annuity Starting Date, determined in the sole discretion of the Company, except as otherwise provided in Section 8 below. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified herein is not administratively practicable due to events beyond the control of Executive or Executive’s beneficiary and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code.

4.

Special Lump Sum Payment.

In the event of the Company’s termination of Executive’s employment for any reason other than Cause, before Executive attains age 55, Executive will be entitled to a Special Lump Sum Payment which shall be equal to the greater of (a) or (b), where:

(a) is the Actuarial Equivalent lump sum present value of the annual benefit provided in Section 2(a)(ii) above, reduced by the applicable Offset as set forth in Table A attached hereto; and

(b) is the applicable lump sum benefit set forth in Table B attached hereto. Payment of such Special Lump Sum Payment shall be made in a lump sum within

15 days after Executive’s attainment of age 55, determined in the sole discretion of the Company, except as otherwise provided in Section 8 below. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified herein is not administratively practicable due to events beyond the control of Executive or Executive’s beneficiary and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code.

The calculation of benefits payable under this Paragraph 4 shall be determined substantially in accordance with the sample calculation set forth in Addendum 2 to this Agreement.

5.

Death Benefit.

(a)  In the event of  Executive’s death on or after having attained age 55 and prior to the commencement of payment of the Special Supplemental Annuity provided in Section 2, Executive’s surviving spouse will be entitled to a surviving spouse’s benefit under this Agreement equal to the 100% survivor annuity that would have been provided to Executive’s spouse had Executive  commenced benefits on the day before the date of Executive’s death in the form of a joint and 100% survivor annuity1  designating Executive’s spouse as his joint annuitant. This surviving spouse benefit will be paid at the same time as the death benefit payable to

Executive’s surviving spouse under the Supplemental Plan; otherwise, in an annuity that commences within 15 days after  Executive’s death, determined in the sole discretion of the Company.

(b)  In the event of Executive’s death after payment of the Special Supplemental Annuity has commenced, no death benefit shall be paid except in accordance with the form of Annuity pursuant to which benefits were paid prior to Executive’s death.

(c)  In the event of Executive’s death before having attained age 55, Executive’s estate will be entitled to a benefit equal to the amount that would have been payable to Executive under Section 4 as if Executive’s  employment had been terminated for

1The Supplemental Plan provides a 100% survivor annuity death benefit to the surviving spouse of a vested employee who dies during employment.

reasons other than Cause on the day before the date of his death.

The death benefit will be paid within 15 days after the date on which Executive would have attained age 55, determined in the sole discretion of the Company.

6.

Severance Payment on Involuntary Termination.

In the event of the Company’s termination of Executive’s employment for any reason other than Cause, provided that Executive shall not otherwise be eligible for benefits under the Special Severance Program for Officers by reason of such termination, the Company will pay Executive a single cash payment in an amount equal to one times Executive’s Base Compensation on the 30th day following Executive’s termination of employment, except as otherwise provided in Section 8 of this Agreement. Notwithstanding the foregoing, Executive agrees, as a condition to receipt of the payment provided for in this Section 6, that he will execute a general release agreement, in substantially the form set forth in the Special Severance Program for Officers, and return such executed release to the Company not fewer than eight days before the date provided in this Section 6 for payment of the lump sum amount provided hereunder.

7.

Funding.

Benefits payable under this Agreement shall be “unfunded,” as that term is used in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.  The Company shall not be required to segregate or earmark any of its assets for the benefit of Executive or his estate, and each of Executive and his estate shall have only a contractual right against the Company for benefits payable under this Agreement. The rights and interests of Executive and his estate shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his estate or any person claiming under or through Executive or his estate, nor shall they be subject to the debts, contracts, liabilities or torts of Executive or his estate or anyone else prior to payment.

8.

Compliance with Section 409A

Anything in this Agreement to the contrary notwithstanding, any payment to be made under this Agreement upon termination of Executive’s employment which is subject to Section 409A of the Code shall not be paid earlier than six months following such termination of employment if Executive is a Specified Employee on the date of his termination of employment. In the event of any such delay in the payment date, the Company will adjust the payment to reflect the deferred payment date by multiplying the payment by the product of the interest discount rate used for financial accounting purposes to compute the present value liability of the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Company for the year immediately preceding the date of Executive’s termination multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. If the payment is to be made in the form of an Annuity, the adjusted Annuity payments to which Executive would otherwise be entitled during such six months will be accumulated and paid on the first Annuity payment date of the seventh month following

Executive’s termination of employment.  If the payment is to be made in the form of a lump sum, the adjusted lump sum payment will be made at the beginning of the seventh month following Executive’s termination of employment.  In the event of Executive’s death during such six-month period, payment will be made within 15 days of Executive’s death, determined in the sole discretion of the Company.

9.

Governing Law.

This Agreement shall be governed by and interpreted under the laws of the State of Connecticut without giving effect to any conflict of laws provisions.  Anything in this Agreement to the contrary notwithstanding, the terms hereof shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder so as not to subject Executive to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to make or accelerate any payment hereunder except to the extent such action would not subject Executive to the payment of any tax penalty or interest under Section 409A of the Code. The Company shall have no obligation, however, to reimburse Executive for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability Executive may incur under Section 409A of the Code except that this provision shall not apply in the event of the Company’s negligence or willful disregard in interpreting the application of Section 409A of the Code to the terms of this Agreement which negligence or willful disregard causes Executive to become subject to a tax penalty or interest payable under Section 409A of the Code, in which case the Company will reimburse Executive on an after-tax basis for any such tax penalty or interest not later than the last day of the taxable year next following the taxable year in which Executive remits the applicable taxes and interest.  The amount of reimbursement during any one taxable year shall not affect the amount eligible for reimbursement in any other taxable year and any right to reimbursement shall not be subject to liquidation or exchange for another benefit.

10.

Integration.

This Agreement cancels and supersedes any and all prior agreements and understandings between you and the Company with respect to the subject matter hereof except for the Supplemental Plan and the Special Severance Program for Officers, including any non-competition and/or non-solicitation agreement you have signed under the Special Severance Program for Officers, and any other contracts, plans or arrangements relating to compensation, equity or benefits under executive compensation, equity or benefit plans of the Company.

11.

Successors; Transferability.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive except as specified above under “Death Benefit,” or by the Company except to a successor as defined above.

12.

Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the 29 day of December, 2008.

NORTHEAST UTILITIES SERVICE COMPANY

By:  /s/ Gregory B. Butler

Its Senior Vice President and General Counsel

EXECUTIVE:

 /s/James A. Muntz

Table A: Annual Offsets

Executive’s Age on Annuity Starting Date	Offset Expressed as an Annual Benefit Under a Single Life Annuity
55	$ 92,856
56	$101,292
57	$110,598
58	$120,880
59	$132,261
60	$144,877
61 and older	Use actuarial tables: male/7.5%

Note: the Offsets provided in Table A shall be linearly interpolated based on Executive’s age in whole years and months on the Annuity Starting Date.

Table B: Lump Sum Payment Amounts

Date of Termination	Lump Sum Payment Amount
December 31, 2008	$235,000
December 31, 2009	$268,000
December 31, 2010	$302,000
December 31, 2011	$335,000

Note: the Offsets provided in Table B shall be linearly interpolated based on Executive’s age in whole years and months on the Annuity Starting Date.